SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2008

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.0 3.      Creation of a Direct Financial Obligation

On November 8, 2007 the Registrant entered into a five year credit and security agreement comprising a term loan and a revolving loan (the “Agreement”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. for a maximum principal amount of $14.0 million. Effective March 28, 2008, the Registrant and GE Business Financial Services Inc. (the “Lender”), successor to Merrill Lynch Business Financial Services, Inc., amended the Agreement (the “First Amendment”) in the manner described below.

Prior to the within described amendments, advances under the revolving loan could be made up to the lesser of: (a) $8.0 million, or (b) the sum of (i) 85% of eligible accounts receivable and (ii) the lesser of 70% of the liquidation value of eligible inventory or 60% of eligible inventory. Giving effect to the amendment, advances under the revolving loan may be made up to the lesser of: (a) $8.0 million, or (b) the sum of (i) 85% of eligible accounts receivable, plus (ii) the lesser of 70% of the liquidation value of eligible inventory or 60% of the eligible inventory, less (iii) $1,500,000.

Prior to the within described amendments, the Agreement included the following covenants: (a) the Registrant was required to maintain EBITDA (earnings before interest, taxes, depreciation and amortization), during the six calendar months in the period January through June, 2008, of not less than $36,000, $217,705, $165,000, $391,000, $288,000 and $238,000, respectively; (b) the Registrant was required to maintain EBITDA of $430,000 and $917,000 for the calendar quarters ending March 31 and June 30, 2008, respectively; (c) the Registrant was required to maintain its fixed charge coverage ratio (adjusted EBITDA (EBITDA less capital expenditures) divided by the sum of debt service, interest, taxes and certain other costs) for the six-month period ending June 30, 2008, the nine-month period ending September 30, 2008 and each calendar quarter ending December 31, 2008 and thereafter, at not less than 0.75 to 1.0, 1.15 to 1.0 and 1.2 to 1.0, respectively; (d) the Registrant was required to maintain its senior leverage ratio (senior debt divided by EBIDTA) for the three month period ending March 31, 2008 (based upon annualized EBITDA), the six-month period ending June 30, 2008 (based upon annualized EBITDA), the nine-month period ending September 30, 2008 (based upon annualized EBITDA) and each calendar quarter thereafter (measured on a trailing twelve-month basis), at not less than 6.0 to 1.0, 3.5 to 1.0, 3.0 to 1.0 and 3.0 to 1.0, respectively; and (e) the Registrant was required to maintain its total leverage ratio (total debt divided by EBIDTA) for the three month period ending March 31, 2008 (based upon annualized EBITDA), the six-month period ending June 30, 2008 (based upon annualized EBITDA), the nine-month period ending September 30, 2008 (based upon annualized EBITDA) and each calendar quarter thereafter (measured on a trailing twelve-month basis), at not less than 6.3 to 1.0, 4.0 to 1.0, 4.0 to 1.0 and 4.0 to 1.0, respectively.

The First Amendment effects the following modifications to the covenants of the Agreement: (a) the Registrant must maintain EBITDA of $2,669,506, $2,923,061, $3,377,902 and $3,748,759 during the three-month, six-month, nine-month and twelve-month periods, respectively, beginning April 1, 2008; (b) the Registrant must maintain its fixed charge coverage ratio of 4.18 to 1.00, 2.12 to 1.00, 1.67 to 1.00 and 1.37 to 1.00 for the three-month, six-month, nine-month and twelve-month periods, respectively, beginning April 1, 2008, and 1.20 to 1.00 as of the end of any given calendar quarter from and after June 30, 2009 (measured on a trailing 12-month basis); (c) the Registrant must maintain its senior leverage ratio for the three month period ending June 30,

2008 (based upon annualized EBIDTA), the six-month period ending September 30, 2008 (based upon annualized EBITDA), the nine-month period ending December 31, 2008 (based upon annualized EBITDA), the twelve-month period ending March 31, 2009 (based upon annualized EBITDA), and each calendar quarter thereafter (measured on a trailing twelve-month basis), at not less than 1.06 to 1.00, 1.88 to 1.00, 2.26 to 1.00, 2.78 to 1.00 and 3.00 to 1.00, respectively; and (d) the Registrant must maintain its total leverage ratio for the three month period ending June 30, 2008 (based upon annualized EBITDA), the six-month period ending September 30, 2008 (based upon annualized EBITDA), the nine-month period ending December 31, 2008 (based upon annualized EBITDA), the twelve-month period ending March 31, 2009 (based upon annualized EBITDA) and each calendar quarter thereafter (measured on a trailing twelve-month basis), at not less than 1.10 to 1.00, 1.97 to 1.00, 2.37 to 1.00, 2.91 to 1.00 and 4.00 to 1.00, respectively.

The First Amendment provides that any violations of the original covenants of the Agreement are waived.

Implementation of the First Amendment is contingent upon the Registrant’s securing at least $3.0 million, net of expenses, of equity capital not later than May 1, 2008. This contingency has been satisfied. Proceeds from the sale of equity up to $3.0 million will be included as a component of EBITDA for all covenant calculations contained in the First Amendment.

The Registrant incurred to the Lender fees and expenses of approximately $290,000 relative to the negotiation and execution of the First Amendment.

The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment a copy of which is attached hereto as Exhibit 10.01. For further information concerning the Agreement, please refer to the Registrant’s Current Report on Form 8-K filed November 15, 2007.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.01     First Amendment to Credit and Security Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

By:  /s/ John E. Yetter

     John E. Yetter, CPA

     Vice President and Chief Financial Officer

Date: March 31, 2008

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